Exhibit-D
Code of Ethics, Insider Trading, Conflicts of interest and employee Personal Trading Policies

INTRODUCTION

City Different Investments (“City Different” or the “Firm”) is a registered investment adviser with the U.S. Securities and Exchange Commission (“SEC”) and must be in compliance with the Investment Advisers Act of 1940, as amended (“Advisers Act”). This policy (“Code of Ethics”) is intended to satisfy the Firm’s obligations as required in connection with Rule 204A-1 under the Advisers Act. The Firm operates in accordance with industry best practices and under the ethical standards described herein.
Joel Grimstad is the Firm’s Chief Compliance Officer (“CCO”). The CCO is responsible for oversight of the
Firm’s Code of Ethics policy.

To ensure that trading by the Firm’s employees is conducted in a manner that does not adversely affect clients and in a manner consistent with the fiduciary duty owed by the Firm to its clients, each employee of the Firm shall complete the attached employee acknowledgment/certification as their acknowledgment, understanding and agreement to abide by this Code of Ethics. This Code of Ethics is part of the Firm’s Compliance Manual which employees will also be required to review and abide by. The Firm’s Personal Trading and Conflicts of Interest policies are considered part of the Firm’s Code of Ethics which employees are hereby reminded they are also required to review and abide by.
Maintaining an environment of openness, honesty and integrity are of utmost importance at the Firm. The purpose of this Code of Ethics is to identify the ethical and legal framework in which the Firm and employees are required to operate and to highlight some of the guiding principles for upholding the Firm’s standard of business conduct. Employees should feel comfortable expressing their opinions and about alerting senior management of any concerns with respect to the Firm’s business, operations, or compliance.

The Code does not and cannot address each potential conflict of interest. Ethics and faithful discharge of the Firm’s fiduciary duties require adherence to the spirit of this Code of Ethics and awareness that activities other than personal securities transactions could involve conflicts of interest. For example, accepting favors from broker-dealers or other advisers could involve an abuse of a person’s position with the Firm. If there is any doubt about the application, or potential application, of this Code of Ethics, or any of the Firm’s compliance policies and procedures to a specific situation or occurrence, the CCO should be consulted.

Periodic Review
The CCO shall review this policy at least annually in an effort to determine it is reasonably designed to prevent and detect compliance issues, as a result of regulatory changes, growth of the Firm and for changes in the Firm’s business structure.

Employee Training
The Firm’s CCO shall make the determination if formal training for employees is deemed necessary to avoid inadvertent Code of Ethics violations. All employees will be provided individual training, as needed, upon initial receipt of the Firm’s compliance manual and thereafter, if deemed necessary.

DEFINITIONS
Employees include all full-time and part-time employees. Temporary employees may also be subject to the Code of Ethics and Personal Trading Policy of the Firm as determined by management at its sole discretion. Any consultants or contractors that become aware of the Firm’s trading strategies through the course of their everyday responsibilities may become subject to the Code of Ethics or Personal Trading Policy at management’s discretion (collectively, “employees”).

Access persons are defined in the Firm’s Personal Trading Policy and generally include all employees with access to non-public information (currently all employees of City Different are considered Access Persons).

Outside Directors are defined as those members of the City Different Board of Directors who are not also employees of the Firm. The Personal Account Trading Policy under this Code of Ethics does not apply to Outside Directors of City Different, while all other provisions of this Code do apply.

STANDARD OF BUSINESS CONDUCT

It is the responsibility of all employees and Outside Directors to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to the Firm’s clients. Employees have a duty to place the interests of the Firm’s clients first, and to refrain from having outside interests that conflict with the interests of the Firm’s clients. To this end, employees are required to maintain the following standards:
1.Compliance with all Covered Laws, including, but not limited to, federal securities laws;

2.Compliance with the Firm’s compliance policies and procedures (including the Firm’s Personal
Trading policy), as is updated from time to time;
3.Honest and fair dealings with clients;

4.Disclosure to clients of potential and actual conflicts of interest;

5.Exercise diligence in making investment recommendations or taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular client, and keeping appropriate records;

6.Obtain written consent for all outside business activities. All employees must complete an initial disclosure form upon hire, and which must be updated promptly upon any changes; and
7.Immediate disclosure to the Firm of any matters that could create a conflict of interest, constitute a violation of any government or regulatory law, rule or regulation or constitute a violation of the Firm’s policies and procedures.

PROHIBITED CONDUCT

City Different employees and Outside Directors must avoid any circumstances that might adversely affect, or appear to affect, their duty of complete loyalty to the Firm’s clients. Neither the Firm nor any of its employees or Outside Directors shall:

•Employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its clients is a participant;
•Make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make a statement of the Firm, in light of the circumstances under which it is made, materially complete and not misleading;

•Engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client;

•Engage in any manipulative practices, including but not limited to intentionally creating or spreading false information intended to affect securities prices or other potentially manipulative conduct;

•Cause the Firm, acting as principal for its own account or for any account in which the Firm or any person associated with the Firm has a beneficial interest, to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation;
•Engage in any form of harassment;

•Unlawfully discuss trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel;
•Engage in insider trading (as described below); or

•Making any unlawful agreement with vendors, existing or potential investment targets other organizations.

PERSONAL ACCOUNT TRADING POLICY
The following procedures are reasonably designed to assist the CCO in maintaining adherence to the principle that the interests of clients come first, to avoid potential conflicts of interest, to detect and prevent abusive sales practices such as “scalping” or “front running” and to highlight potentially abusive “soft dollar/client commission” or other brokerage arrangements. The Firm is a registered investment adviser with the U.S. Securities and Exchange Commission. This policy is intended to satisfy the Firm’s obligations as required in connection with Rule 204A-1 under the Advisers Act.

Employees are required to abide by this Personal Trading Policy which is part of the Firm’s Code of Ethics Policy. Employees are hereby reminded that they are also required to review and abide by the Firm’s comprehensive Code of Ethics Policy.
The CCO shall review this policy at least annually to determine its adequacy and effectiveness. Definitions
For purposes of this Personal Trading Policy the following terms shall have the meanings set forth below:

Access persons are defined in Rule 204A-1 as supervised persons who have access to nonpublic information regarding clients’ purchase or sale of securities, are involved in making securities recommendations to clients, or who have access to recommendations that are nonpublic. Currently all employees of City Different are considered Access Persons, while Outside Directors are not considered Access Persons.

At times, certain temporary employees such as contractors, consultants, or temporary hires may be deemed Access Persons if their duties involve access to non-public client information. The CCO shall determine if any additions/deletions should be made to this list of Access Persons, including any temporary personnel.
Reportable Securities
Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the Access Person reports are designed to uncover:

Reportable security means a security as defined in section 202(a) (18) of the Act (15 U.S.C. 80b-2 (a) (18)), except that it does not include:

•Direct obligations of the Government of the United States;
•Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end funds other than reportable funds; and
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

The term "security" is defined in section 2(a) (18) of the Act. [15 US 80b-2 (a) (18)]: “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable fund means:

•Any fund for which you serve as an investment adviser as defined in section 2(a) (20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a) (20)) (i.e., in most cases you must be approved by the fund's board of directors before you can serve); or
•Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

Rule 204A-1(e) (9) and (10) (iv). Transactions and holdings in shares of closed-end investment companies would be reportable regardless of affiliation.

The exception extends only to open-end funds registered in the U.S.; therefore, transactions and holdings in offshore funds would also be reportable.

Fund means: an investment company registered under the Investment Company Act. The rule thus requires Access Persons to report shares of mutual funds advised by the Access Person's employer or an affiliate and is designed to help advisers (and regulators) identify abusive trading by personnel with access to information about a mutual fund's portfolio.

Exchange-traded funds (“ETF”) are considered Reportable Securities.

Transactions in Private Placements, Initial Public Offerings (“IPO”) and other limited offerings are considered Reportable Securities and also require pre-approval from the CCO before such transactions can be entered into by an employee. The Firm’s employee trading approval process is described below.
Other holdings are those in which you have a financial interest or over which you exercise control. Cryptocurrencies
A cryptocurrency is a digital asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets.

An employee may not acquire any direct or indirect beneficial ownership in any cryptocurrencies in an initial coin offering (“ICO”) or new issue without prior written approval of the CCO. Preclearance does not change the additional requirement to report transactions and holdings.

Employees are required to report cryptocurrency transactions and accounts that permit cryptocurrency transactions.

Beneficial Interest
The term “beneficial interest” of securities is broad. It includes not only securities that an Access Person owns directly, and not only securities owned by others specifically for the employee’s benefit, but also (i) securities held by the Access Persons’ spouse, minor children and relatives who live full time in his or her home; and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains substantially the equivalent to ownership.

Employee Reporting Requirements
Access persons are required to report personal account transactions and other holdings* in Reportable Securities to the CCO6 as follows: (*other holdings are those in which you have a financial interest or over which you exercise control.)
1.Initial Report. An Access Person shall, no later than 10 days after the Access Person begins its relationship with the Firm, provide the Firm with current personal account and holding statements, which are dated within 45 days of the date the Access Person submits them to the Firm.

6 The CCO submits all of his/her personal account trading information to another partner of the Firm.

2.Quarterly Reports. On a quarterly basis all Access Persons shall submit to the CCO Personal Securities Transaction Reports no later than 30 days after the close of the calendar quarter. Employees may arrange for the financial institution to submit duplicate copies of brokerage statements to the Firm or electronic feeds to a compliance software tool.

3.Annual Report. Following the completion of each calendar year, Access Persons must re-certify to their List of current personal accounts and holdings.
4.New Accounts and Changes. Access Persons shall promptly report to the CCO all personal account openings and terminations, along with any other information that may pertain to the proper review of personal transactions and holdings (e.g. if the Access Person was added as a beneficial owner to another person’s account and changes in marital status).

Personal account information must include, at a minimum, the following: name of individual, identity and amount of the security involved, date and nature of the transaction, price at which the transaction was effected and name of the financial institution in which the transaction was effected.
Employees are required to promptly report any violations of this Personal Trading Policy to the CCO. Exceptions to Employee Reporting Requirements
The following will be exempt from the Firm’s personal trading reporting requirements:
•Purchases and sales (and other holdings) that are not considered Reportable Securities;

•Transactions effected in, and the holdings of, any account over which the employee has no direct or indirect influence or control (e.g. blind trust); and
•Transactions related to automatic investment plans.

Employee Trading Approval Process
Employees are again reminded that investment opportunities must first be offered to our clients before acting upon them personally.

The CCO shall approve (or disapprove) all personal securities transactions in which employees have a direct or indirect beneficial interest by way of reviewing account transaction or holding statements. After such review, the CCO may determine it is necessary for the employee to liquidate a position.

Notwithstanding the approval by the CCO of any securities transaction(s), the following restrictions shall apply to the approved securities transaction(s):

Pre-Approval Process
Pre-approval of initial public offerings (IPOs), private placements and other limited offerings is required by the Firm’s CCO. Pre-approval is requested by a duly completed and executed Personal Securities Trading Request and Authorization Form which will be maintained in the Firm’s compliance files (including denials of such requests).

Blackout Period
City Different managed employee accounts are generally block traded with unrelated client accounts to ensure that employees are not frontrunning client accounts. For accounts that are not managed by the Firm (i.e. personal accounts), a City Different employee cannot buy or sell a security (excluding shares of ETFs) on the same day at a time prior to a transaction in the same issuer by a client account when the employee is aware of the pending client trade.

Unanticipated cash flows and redemptions in client accounts and unexpected market events do occur from time to time, and a personal trade made in the days leading up to a trade in a strategy should never prevent an employee from buying or selling a security in a client account if the trade would be in the client’s best interest. Questions about this policy should be brought to the CCO, and in his absence, the CEO.

Restricted Security List
City Different may from time to time establish a Restricted Security List that includes certain securities where City Different has, or may receive, material non-public information about such companies because of a special relationship between City Different or an employee and such companies or otherwise. Such Restricted Security List will be distributed, as necessary. No employee thereof can trade or invest in any securities listed on the Restricted Security List within an account covered by this policy without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.

If any employee thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such employee must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All employees are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any employee with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except related persons to facilitate their compliance with this policy) without the authorization of the CCO.
The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by employees that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.
Review of Reports and Transactions Records
The CCO shall review each report and transaction record required by this Personal Trading Policy for any evidence of improper trading activities or conflicts of interest by Access Persons (including, but not limited to, front running, scalping, and other practices that constitute or could appear to involve abuses of employees’ positions with the Firm such as unusual patterns or activity and checking against a restricted trading list, if applicable). Another officer or designee shall review the CCO’s reports under the Code of Ethics.
The CCO shall also maintain a list of any trades that were disapproved or otherwise deemed a breach of the Firm’s Personal Trading Policy.

Books and Records
The CCO shall maintain current and accurate records of all personal securities transactions and holdings in which Access Persons have a direct or indirect beneficial interest, including all supporting documentation, evidence of compliance reviews, policy updates, and policy breaches.

Personal account records and associated policies are maintained for a period of not less than five (5) years from the end of the year in which the record was created or last modified, the first two (2) years in an easily accessible place.
The Firm is permitted to maintain all records electronically. The CCO is responsible for safeguarding these records from loss, alteration, or destruction, maintaining backup records and will limit access to these records to properly authorized persons. The CCO should be prepared upon request by the SEC or any other regulatory authority to promptly provide: (i) legible, true, and complete copies of these records in the medium and format in which they are stored, as well as printouts of such records; and (ii) a means to access, view, and print the records.

HANDLING OF RUMORS
Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of federal securities laws. Such conduct would also constitute a violation of the City Different Code of Ethics and would be considered inappropriate behavior for any employee or Outside Director. Employees/Outside Directors are prohibited from knowingly circulating false rumors or information considered lurid in nature that could reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influence any person or entity. It is required that employees/Outside Directors comport themselves in a professional manner at all times and refrain from repeating or alluding to information or conversation that may be construed as rumor.

INSIDER TRADING AND NON-PUBLIC INFORMATION

Insider trading is prohibited by law. Penalties associated with insider trading can be severe to both the individual and the Firm even if the employee did not personally benefit from the violation. Employees/ Outside Directors are prohibited from trading (personally or on behalf of others) while in possession of non- public information. Employees/Outside Directors also may not communicate non-public information to others who may act on such information. It is important to avoid even the appearance of impropriety and to exercise good judgment when relating information to others that is obtained as a result of your involvement with the Firm.

The CCO is responsible for periodically assessing ways in which non-public information may flow through the company and developing procedures to manage such flows.
“Material Information” is generally defined as:
•Information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information which, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available;
•Information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of the company’s securities; or

•Information that could cause insiders to change their trading patterns.
Information that should be considered material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services, or contracts.
“Market Information” such as information concerning an impending securities transaction (e.g., private transactions in public entities (PIPEs), tender offers, exchange offers, corporate reorganizations, merger, and acquisition activities, etc.) may also be “material.” In addition, pre-publication information regarding reports in the financial press may be material.
There is no simple test that exists to determine when information is material. Such assessments of materiality highly involve fact-specific inquiries and are often challenged with the benefit of hindsight. As such, an employee should seek guidance from the CCO if there is any question or doubt in their mind.
“Non-public Information”. Information is “non-public” until such time as it has been effectively communicated to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or other government agency, or appearing in The Wall Street Journal, or other publication of general circulation (i.e., information included in press releases issued by the issuer of the securities) would be considered public.
Information relating to City Different’s business should generally be considered nonpublic unless the information is generally known in the marketplace.
Who is an “Insider”? The concept of “insider” is broad. It includes officers, directors, and employees of a company. Please note that a person does not have to be an executive or in senior management to be an insider. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Temporary insiders can also include, among others, a company’s law firm, accounting firm, consulting firm, banks, and the employees of such organizations.
Insider Trading
Insider trading is acting upon, misusing, or communicating material, non-public information either personally or on behalf of others even if personal benefit is not derived. Employees/Outside Directors are prohibited from engaging in any insider trading activity.
Questions relating to insider trading should be directed to the CCO.

If any employee/Outside Director believes he/she may have access to material non-public information through the course of fulfilling his/her duties, they are to report to the CCO immediately. The CCO is responsible for making the final determination regarding whether the information is material or non-public and could be considered insider information.

FCPA PREVENTION OF BRIBERY
The Firm, employees, and Outside Directors are required to comply with all applicable anti-bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates or invests, including the Foreign Corrupt Practices Act of 1977 (“FCPA”). A violation of the FCPA occurs when a payment is made to a government official outside the United States while “knowing” that the payment will be used to unlawfully get or keep business or direct business to anyone else. Under the FCPA, “knowing” includes situations where the circumstances make it obvious that an illegal payment will occur, even if the applicable person did not actually know the payment would be made. Likewise, many countries in which the Firm may operate or invest are signatories to the Organization of Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
The business model of the Firm may entail transacting business in foreign countries. To comply with FCPA requirements, City Different prohibits the direct or indirect conveyance or promise to convey or offer of a “promised action” or gift to a foreign entity which entails “items of value”. Regardless of the intent of such an action it could convey the appearance of a conflict of interest which would substantially impair the ability to discharge the Firm’s fiduciary duty to clients and would place City Different in jeopardy of violating the FCPA.
City Different has adopted the following procedures to manage FCPA risk:
•Employees/Outside Directors are urged to consult with the CCO before engaging the services of a foreign person or entity, or offering a gift, entertainment, or other payment to a foreign person or entity.
•Employees/Outside Directors must immediately refer to the CCO information about any individual within the Firm, its affiliates, investors, portfolio companies, or key service partners that are suspected of engaging in bribery or any other inappropriate activities.
•The CCO in conjunction with senior management will investigate the alleged activity and prepare a written summary report of findings and recommendations as warranted.
•The CCO will consistently enforce the Code of Ethics as the primary means to comply with the FCPA.
•The CCO will oversee disclosure of any violations of the FCPA as required by the Advisers Act and governing agreements.
ACTIVITIES TO BE APPROVED BY THE CCO

The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the CCO and written approval for continuation must be obtained from the CCO:
•Participation in civic or professional organizations that might involve divulging confidential information of the Firm.

•Investing or holding outside interest or directorship in clients, vendors or clients or competing firms, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Firm.
•Employees/Outside Directors must not engage in any financial transaction with any of the Firm’s vendors, clients or employees without prior written consent from the CCO, including but not limited to: political contributions, providing any rebate, directly or indirectly, to any person or entity that has received compensation from the Firm; accepting, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned.
•For outside business purposes, using or authorizing the use of any inventions, programs, technology, or knowledge which is the proprietary information of the Firm.

•Engaging in any conduct that is not in the best interest of the Firm, its clients, or might appear to be improper without prior approval from the CCO.

PRIVACY OF INFORMATION AND DISCLOSURE TO CLIENTS
All information relating to City Different’s portfolio activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale may not be disclosed, except to authorized persons.

Upon request the Firm will furnish copies of its Code of Ethics to clients. An overview of City Different’s Code of Ethics is described in Part 2 of City Different’s Form ADV.

SERVICE AS A DIRECTOR

No employee or Outside Director may serve as a director of a publicly held company without prior approval by the CCO based upon a determination that service as a director would not be adverse to the interests of any client.

REPORTING OF VIOLATIONS

Employees/Outside Directors are required to promptly report all actual or potential conflicts of interest, violations of any Covered Law or violations of the Firm’s policies and procedures. Such reports are made to the CCO and may be made on a confidential or non-confidential basis, orally in person or by phone, or in writing hand delivered or sent by e-mail or fax. Any retaliatory action taken against a person who reports a violation or potential violation is a violation of the Code of Ethics.
SUPERVISION AND ENFORCEMENT

The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on the Firm’s behalf in order to prevent and detect violations of the Code of Ethics by such persons. The CCO may delegate his/her responsibilities to assist with the administration of the Code of Ethics. Specific duties include, but are not limited to:

•Adopting, implementing, and enforcing the Firm’s compliance and supervisory procedures and controls to ensure compliance with the Covered Laws;
•Ensuring that all employees/Outside Directors fully understand the Firm’s compliance policies and procedures;

•Establishing an annual review of the Firm’s operations and its compliance policies and procedures to ensure that the Firm has a system designed to provide reasonable assurance that the Firm’s compliance policies and procedures are effective and are being followed; and
•Review personal securities transactions and reports of Access Persons (as described in the Firm’s personal trading policy).

Upon discovering that any person has failed to comply with the requirements of this Code of Ethics, the Firm may impose on that person whatever sanctions the CCO considers appropriate under the disciplinary provisions of this Code, as described below.
The CCO shall maintain a log or aggregated record of all violations of City Different’s Code of Ethics, including the resolution and impact to clients, if any. DISCIPLINARY MATTERS
To ensure that City Different follows its disclosure obligations, employees/Outside Directors must notify the CCO immediately in the event of any “reportable event.” A reportable event occurs when a person:

•Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization, or have engaged in conduct which may be material to a client’s or prospective client’s evaluation of City Different’s advisory business or the integrity of the Firm’s management;

•Violates any provision of applicable policies, or governing agreement with a client;

•Is the subject of any written complaint involving allegations of theft or misappropriation of funds or securities or forgery;

•Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

•Is denied registration, expelled, enjoined, directed to cease, and desist, suspended, or otherwise disciplined by any securities, insurance, or commodities industry regulatory or self-regulatory organization;

•Is denied membership or continued membership in any self-regulatory organization, or are barred from becoming associated with any member or member organization of any self-regulatory organization;

•Is arrested, arraigned, indicted, or convicted of or plead guilty to or plead no contest to any criminal offense (other than minor traffic violations);

•Is a director, controlling stockholder, partner, officer, sole proprietor or an associated person of a broker, dealer or insurance company which was suspended, expelled, or had its registration denied or revoked by any agency, jurisdiction, or organization or are associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

•Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award, or settlement; and/or
•Is the subject of any claim settled for damages by a client, broker, or dealer.
The CCO will determine if and when any required disclosure should be made, to whom any required disclosure should be made and the method by which it will be made. However, where disclosure is required by the Advisers Act, the disclosure should be made promptly to existing clients.

Disciplinary action, up to and including termination, may result if you do not properly notify the CCO immediately following the occurrence of a reportable event. The Firm will be responsible for making the determination of notifying clients and the appropriate authorities of the occurrence of any such events. In addition, the Firm may conduct a thorough background check on all new employees/Outside Directors to determine whether there are any such events required to be disclosed.

BOOKS AND RECORDS

The CCO will retain copies of the Firm’s Code of Ethics policies, including any revisions thereto, and related reports. Related reports include, but are not limited to, gift logs, employee certifications, compliance training (as applicable), policy breaches and records of all personal holdings and transactions of all employees, including evidence of compliance review (as described in the Firm’s Personal Trading Policy).

Books and records are maintained for a period of not less than five (5) years from the end of the calendar year in which the record was created or last modified, the first two (2) years in an easily accessible location.